Exhibit 4.24

Joinder Agreement

in relation to

Operating Agreement

This Joinder Agreement in relation to Operating Agreement (this “Agreement”), is made and become effective this 15th day of July 2018 in Shanghai by and among:

Shanghai Juxiang Investment Management Consulting Co., Ltd, a wholly foreign-owned enterprise duly organized and validly existing under the laws of the PRC, with its registered address at Room 3929, No.24 Building, No. 2, Xincheng Road, Ni Cheng Town, Pudong New District, Shanghai, China ( “Shanghai Juxiang”);

Shanghai Jupai Investment Group Co., Ltd. (previously named as Shanghai Jupai Investment Consulting Co., Ltd., a limited liability company duly organized and existing under the laws of the PRC, with its registered address at Room 3508, No.24 Building, No. 2, Xincheng Road, Ni Cheng Town, Pudong New District, Shanghai, China (“Domestic Company”);

Ni Jianda, a PRC citizen and holder of identification card number 31010319631016089X;

(individually, a “Party” and collectively, the “Parties”).

RECITALS:

A.                                         Shanghai Juxiang, the Domestic Company and Hu Tianxiang, among others, entered into an Operating Agreement dated as of January 18, 2014 (the “Operating Agreement”).

B.                                         Hu Tianxiang and Ni Jianda entered into a share transfer agreement (“the Transfer Agreement”) on July 15, 2018, under which Hu Tianxiang has transferred 67.67% equity interests in the Domestic Company (which equals to RMB 20.3 million registered capital) to Ni Jianda. At the completion of such share transfer, Ni Jianda owned 67.67% equity interests in the Domestic Company and Hu Tianxiang ceased to be a shareholder of the Domestic Company.

C.                                         The parties hereto desire to enter into this Agreement to effect the assumption of all the rights and obligations of a Shareholder of the Domestic Company under the Operating Agreement by Ni Jianda.

NOW THEREFORE, all parties mutually agree and confirm as follows:

1.                                           Interpretation. In this Agreement, except as the context may otherwise require, all words and expressions defined in the Operating Agreement shall have the same meanings when used herein.

2.                                           Assumption. All parties hereto agree that Ni Jianda assume all the rights, titles, duties, burdens and obligations of a Shareholder of the Domestic Company imposed pursuant to the provisions of the Operating Agreement.

3.                                           Enforceability. Each of the existing parties of the Operating Agreement shall be entitled and obliged to enforce and perform the Operating Agreement and the Ni Jianda shall be obliged to all the duties, burdens and obligations of the Shareholder of the Domestic Company under the Operating Agreement as if Ni Jiangda had been an original party to the Operating Agreement since the date of this Agreement.

4.                                                Governing Law. This Agreement shall be governed by and construed in accordance with PRC laws.

5.                                                Language. This Agreement shall be executed in both English and Chinese. In case of any discrepancies between English and Chinese, the Chinese version shall prevail.

6.                                                Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by means of facsimiled signature pages), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or have caused their respective duly legal representatives to execute this Agreement as of the date and year first above written.

Ni Jianda

By:	/s/ Ni Jianda

IN WITNESS WHEREOF, the parties have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shanghai Juxiang Investment Consulting Co., Ltd.

By: Legal/Authorized Representative	/s/ Ni Jianda
Name: Ni Jianda
Title: Chairman

IN WITNESS WHEREOF, the parties have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shanghai Jupai Investment Group Co., Ltd.

By: Legal/Authorized Representative	/s/ Ni Jianda
Name: Ni Jianda
Title: Chairman